POWER OF ATTORNEY

AUTHORIZATION

 I hereby authorize Rajesh C. Shrotriya, Abraham N. Oler
or Brett L. Scott,acting singly, to sign and file on my behalf any and all forms required by the Securities and Exchange
Commission pursuant to Section 16 of the Securities Exchange
Act of 1934 (the "Exchange Act") relating to the reporting
of beneficial ownership of equity securities of Spectrum
Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and of changes in such beneficial ownership, together with
any and all amendments thereto.  This authorization shall
be effective on and after the date set forth below and shall continue in effect until I am no longer required to file such forms, unless earlier revoked by me in writing.

 I acknowledge that the persons authorized hereunder
are not assuming, nor is the Company assuming, any of my
responsibilities to comply with Section 16 of the Exchange
Act.

 Dated as of this 12th day of April, 2013.

      /s/ Joseph Turgeon
      Joseph Turgeon